                       FORM OF FEDERAL INCOME TAX OPINION

                               November 11, 1994



Board of Directors                                          Board of Directors
Deposit Guaranty Corp.                                      Commercial National Bank
One Deposit Guaranty Plaza                                  333 Texas Street
210 East Capitol Street                                     Shreveport, Louisiana  71152
Post Office Box 730
Jackson, Mississippi  39205-0730

Board of Directors                                          Board of Directors
CNC Acquisition Corp                                        LBO Bancorp, Inc.
c/o One Deposit Guaranty Plaza                              2002 N. 7th Street
210 East Capitol Street                                     West Monroe, Louisiana 71291
Post Office Box 730
Jackson, Mississippi  39205-0730

Board of Directors                                          Board of Directors
Commercial National Corporation                             Louisiana Bank
333 Texas Street                                            2002 N. 7th Street
Shreveport, Louisiana  71152                                West Monroe, Louisiana  71291


         RE: THE FEDERAL INCOME TAX CONSEQUENCES OF CERTAIN MATTERS ARISING UNDER THE CORPORATE REORGANIZATION PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Gentlemen:

         You have requested our opinion regarding the federal income tax consequences of the proposed merger of LBO Bancorp, Inc. ("LBO Bancorp") with and into CNC Acquisition Corp ("CNCAC"), immediately followed by the merger of Louisiana Bank ("Louisiana Bank") with and into Commercial National Bank ("CNB"). The merger of LBO Bancorp with and into CNCAC is hereinafter referred to as the "Holding Company Merger." The merger of Louisiana Bank with and into CNB is hereinafter referred to as the "Bank Merger." Both mergers are sometimes hereinafter collectively referred to as the "Mergers," and each merger is more fully described herein. Unless

Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
Page 2


otherwise noted, the capitalized terms herein shall have the same meaning ascribed to such terms in that certain Agreement and Plan of Merger by and among you, dated as of August 8, 1994 (the "Merger Agreement"). This opinion is rendered in satisfaction of the closing condition described in section 6.01(c) of the Merger Agreement.

         We have examined and are familiar with the Merger Agreement, the Proxy Statement/Prospectus of DGC and LBO Bancorp dated November 14, 1994 regarding the proposed transactions, certain financial statements of the parties to the proposed Mergers, and such other documents as we have deemed sufficient to enable us to express our informed opinion. In rendering this opinion we have relied not only on such documents but also on the representations and statements of the parties to the proposed Mergers, some of which are stated in the Certificate dated November __, 1994, attached hereto as Exhibit "A", regarding certain matters addressed in this opinion, and the following factual information supplied by the parties to the proposed Mergers.

              I.  BACKGROUND FACTS CONCERNING CORPORATE PARTIES(1/)

A.       Deposit Guaranty Corp.


         Deposit Guaranty Corp. ("DGC") was incorporated in 1968 under the laws of the State of Mississippi for the primary purpose of acting as a bank holding company for Deposit Guaranty National Bank ("DGNB"), a national banking association. DGC is registered as a bank holding company with the Federal Reserve System.

         DGC has an authorized capital structure consisting of 50,000,000 shares of no par value voting common stock ( the "DGC Common Stock"), 10,000,000 shares of no par value Class A voting preferred stock, and 10,000,000 shares of Class B non-voting preferred stock. DGC has 17,685,752 shares of Common Stock issued and outstanding and no preferred stock is outstanding. DGC is a publicly held company with over 5,000 shareholders of record as of September 30, 1994, and its stock is traded on the NASDAQ National Market System. In addition, options to acquire 441,354 shares of DGC Common Stock are outstanding.





____________________

(1/) The following information regarding the capital structures of the various parties is as of September 30, 1994.
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Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
Page 3



        DGC and its subsidiaries are engaged only in the general banking business and activities closely related to banking, as authorized by the banking laws of the United States and the regulations issued pursuant thereto. DGC offers complete banking and trust services to the commercial, industrial and agricultural areas which it serves through its banking subsidiaries, DGNB and CNB. DGC owns and operates DGC Services Company, a Mississippi business corporation, furnishing managerial and financial advisory services to DGC. DGC also owns and operates Deposit Guaranty Financial Services, Inc., a Mississippi business corporation which operates in Florida and engages in mortgage lending and brokerage services, and Deposit Guaranty of Omaha, N.A., a Nebraska business corporation, which through licensing agreements, extends credit by issuing VISA and MasterCard cards to its customers and customers of its correspondent banks.

         The books of account of DGC are maintained on a calendar year basis and DGC computes its income under the accrual method of accounting. DGC is the parent of an affiliated group that, for federal income tax purposes, includes, among other entities, CNC (described below), and CNB.

B.        Commercial National Corporation


         Commercial National Corporation ("CNC") is a bank holding company and is registered as such with the Federal Reserve System. The authorized capital stock of CNC consists of 5,000,000 shares of common stock, $5.00 par value. There are 4,200,000 shares of CNC common stock issued and outstanding, all of which are owned by DGC. All of CNC's common stock was acquired by DGC in February, 1990.

         CNC does not engage in any business activities other than its ownership of CNB. The books of CNC are maintained on a calendar year basis and CNC computes its income under the accrual method of accounting.

C.        CNC Acquisition Corp.


         CNCAC was organized on August 4, 1994 under the laws of the State of Louisiana, primarily for the purpose of consummating the Holding Company Merger. The authorized capital stock of CNCAC consists of 10,000 shares of common stock, no par value. Pursuant to Section 4.02 of the Merger Agreement, at the Closing Date, there will be 10,000 shares of CNCAC common stock issued and outstanding, all of which shares shall be owned by DGC. As discussed in more detail below, DGC presently intends to preserve CNCAC as a separate subsidiary.

D.       Commercial National Bank


         CNB is a national banking association, duly organized and validly existing under the laws of the United States with its main office located in Shreveport, Louisiana. All of its branches are located in the State of Louisiana.
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Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
Page 4




         Presently, CNB has authorized capital stock consisting of 1,400,000 shares of $5.00 par value voting Common Stock (the "CNB Common Stock"). All of the CNB Common Stock is outstanding and is owned by CNC.

         CNB conducts a general banking business embracing all of the customary banking functions as are permitted by Federal regulatory authorities. Through its Trust Division, CNB offers a wide range of fiduciary services. CNB and its branches serve the general area in which they are located, engaging in retail and commercial banking activities.

         CNB's books of account are maintained on a calendar year, accrual basis and it files a consolidated federal income tax return with CNC and DGC.

E.        LBO Bancorp.


         LBO Bancorp was organized under the laws of the State of Louisiana for the purpose of acting as a bank holding company. LBO Bancorp offers a full complement of consumer and commercial banking services through its only subsidiary, Louisiana Bank. LBO Bancorp is registered as a bank holding company with the Federal Reserve System.

         LBO Bancorp has an authorized capital structure consisting of 410,000 shares of $5.00 par value voting common stock (the "LBO Bancorp Common Stock"). There are 386,012 shares of LBO Bancorp Common Stock issued and outstanding to 227 stockholders of record. The LBO Bancorp Common Stock is not traded on an established securities market. LBO Bancorp has no other common or preferred stock authorized or outstanding.

         LBO Bancorp and Louisiana Bank are engaged in the general banking business and activities closely related to banking, as are authorized by the banking laws of the United States, the state of Louisiana and the regulations issued pursuant thereto.

         LBO Bancorp's books of account are maintained on a calendar year basis and LBO Bancorp computes its income under the accrual method of accounting.

F.        Louisiana Bank.

         Louisiana Bank is a state banking association duly organized and validly existing under the laws of the state of Louisiana with its principal
office located in West Monroe, Louisiana.   The authorized capital structure of
Louisiana Bank consists of 260,000 shares of $5.00 par value voting common stock (the "Louisiana Bank Common Stock"), all of which are outstanding and owned by LBO Bancorp.
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Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
Page 5




         Louisiana Bank offers a wide range of consumer and commercial banking services in the Ouachita Parish, Louisiana area. Louisiana Bank's books of account are maintained on a calendar year basis. It files a consolidated federal income tax return with LBO Bancorp.

                   II.  BUSINESS REASONS FOR AND  DESCRIPTION
                            OF THE PROPOSED MERGERS

A.       LBO Bancorp Reasons for the Mergers.

         The Board of Directors of LBO Bancorp has determined that the proposed Mergers are in the best interests of LBO Bancorp's shareholders and unanimously authorized consummation thereof, subject to the approval of the LBO Bancorp shareholders and certain other conditions set forth in the Merger Agreement. LBO Bancorp's shareholders are scheduled to vote on the proposed transactions on December 15, 1994, subject to satisfaction of certain conditions in the Agreement. The proposed Mergers will afford the shareholders of LBO Bancorp the opportunity to obtain on favorable terms an equity interest in a much larger and more diversified enterprise. DGC has substantially more outstanding stock held by more shareholders than does LBO Bancorp. The DGC Common Stock is traded on the over-the-counter market, and is quoted by NASDAQ, while the LBO Bancorp common Stock is not traded on any established securities market. The proposed transactions will also result in improved and expanded services to businesses and individuals in LBO Bancorp's/Louisiana Bank's market area through increased lending capacity and the provision of specialized financial services.

B.       DGC's Reasons for the Mergers.

         The Board of Directors of DGC has approved the Merger Agreement because it believes that the Mergers will enhance DGC's earnings capacity by enabling it to deliver products and provide services to a larger geographic customer base and that the combination of DGC and LBO Bancorp can take advantage of increased overall efficiencies and economies of scale. Also, the Mergers will allow DGC to continue to protect a potential growth market which lies between Mississippi and Shreveport, Louisiana, the primary operating base of CNB.

C.       Description of Proposed Mergers.

         The proposed Mergers will be structured in accordance with the preceding statements of background facts, the Merger Agreement, the laws of the State of Mississippi and the United States, the representations of the parties to the transactions, and the following descriptions:
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Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
Page 6





         1. The Holding Company Merger. Pursuant to the Merger Agreement, LBO Bancorp will merge with and into CNCAC pursuant to the laws of the State of Louisiana. CNCAC will be the surviving corporation. At the Effective Time of the Holding Company Merger, each issued and outstanding share of LBO Common Stock (except shares held by dissenting shareholders) will be converted into the right to receive 1.763 shares of DGC Common Stock. As a result of the Holding Company Merger, the shareholders of LBO Bancorp will become shareholders of DGC (approximately 680,539 shares of DGC Common Stock are expected to be issued in the Holding Company Merger). No fractional shares of DGC Common Stock will be issued in the Holding Company Merger. In lieu thereof, any LBO Bancorp shareholder otherwise entitled to receive a fractional share of DGC Common Stock will be paid a cash amount for such fractional share as more fully detailed in paragraph 4 immediately below.

                 Any dissenters to the Holding Company Merger will have the right under Louisiana law to receive cash for their shares from LBO Bancorp. The Merger Agreement, however, provides that not more than ten percent (10%) of the LBO Bancorp Common Stock outstanding at the Effective Date of the Holding Company Merger may be converted into cash.

         2. The Bank Merger. Immediately after the Holding Company Merger, Louisiana Bank will merge with and into CNB in accordance with applicable federal and state law. CNB will acquire all of the assets and assume all of the liabilities of Louisiana Bank, and Louisiana Bank will cease to exist. Each share of outstanding Louisiana Bank Common Stock will be cancelled. CNC will constructively receive CNB Common Stock as consideration for the Bank Merger. No new shares of CNB Common Stock will actually be issued to CNC or to Louisiana Bank in the Bank Merger. There will be no dissenters to the Bank Merger.

         3. DGC presently intends to preserve CNCAC as a separate subsidiary for an indefinite period of time until it is satisfied that no contingent liabilities (assumed in the Holding Company Merger) exist or remain undischarged. Once it is so satisfied, DGC expects to liquidate CNCAC into itself to simplify its corporate structure and eliminate unnecessary shares.

         4. Each LBO Bancorp shareholder entitled to a fractional share of DGC Common Stock will receive the right to be paid by DGC an amount of cash determined by multiplying (a) the closing sale price of a share of DGC Common Stock on the day immediately preceding the Effective Time of the Holding Company Merger as

Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
Page 7




                 quoted on the NASDAQ System, by (b) the fraction of a share of DGC Common Stock to which such shareholder would otherwise be entitled.

         5. After the Mergers are completed, all of LBO Bancorp's former shareholders will own DGC Common Stock. There will be no cash paid in connection with either of the Mergers (except for payments for fractional shares as noted above). The ownership structure of DGC, CNC, and CNB will not change. After the Mergers, CNB will continue its historical business and the historic of business of Louisiana Bank in a substantially unchanged manner.

            III.  DISCUSSION OF APPLICABLE REORGANIZATION PROVISIONS

A.       The Holding Company Merger.

         In form, the Holding Company Merger satisfies the requirements for treatment as a tax-free reorganization under section 368(a)(1)(A) of the Internal Revenue Code of 1986 (the "Code") by reason of the application of Code section(2/) 368(a)(2)(D). These Code sections describe a forward triangular or subsidiary merger under which the target corporation (LBO Bancorp) is merged into a first tier subsidiary (CNCAC) of the parent corporation (DGC here) in exchange for parent company stock distributed to the target's historic shareholders.

         We are of the opinion, however, that if the Internal Revenue Service (the "Service") examined the totality of the facts and circumstances surrounding the Mergers, it is likely that the Service would recharacterize the Holding Company Merger and treat and test it in substance as a stock-for-assets reorganization under section 368(a)(1)(C) (a "Type C reorganization") based on Rev. Rul. 72-405, 1972-2 C.B. 217. Rev. Rul. 72-405 holds that the formation of a subsidiary solely to acquire the assets of another corporation in exchange for parent stock, immediately followed by the liquidation of the subsidiary into the parent pursuant to an overall plan, is treated as a Type C reorganization, instead of as a forward triangular merger. A Type C reorganization occurs when a target transfers substantially all of its assets to the acquiror in exchange for voting stock of the acquiror, with such stock then being distributed to the target shareholders upon the liquidation of the target. This revenue ruling states that where the liquidation of a newly formed subsidiary into its parent is part of an overall plan for the parent to acquire the assets of the target, the transitory passage of the assets and liabilities through the acquiring subsidiary will not be accorded independent significance for federal income tax purposes.





____________________

(2/) Unless otherwise noted, all section references are to the Code.

Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
Page 8




         In the Holding Company Merger, although CNCAC will not be liquidated or merged away and will be maintained as a separate subsidiary for an indefinite period of time pending the discharge of any contingent liabilities assumed, and even though this appears to be a valid business reason which justifies treatment of CNCAC as an entity which is not transitory in nature, the Bank Merger will in fact result in the transfer of the assets of Louisiana Bank and in the cancellation of Louisiana Bank's stock held by CNCAC. After the Mergers, CNCAC will be left with very few, if any, assets, and it is our understanding that if contingent liabilities do arise which require payment, the funds to extinguish such liabilities would have to be made available to CNCAC in the form of a capital contribution from DGC. Since these dispositions (i.e., the transfer of Louisiana Bank's assets and the cancellation of Louisiana Bank's stock held by CNCAC), along with the lack of significant CNCAC assets are factors which may be considered as tantamount to a liquidation of CNCAC, we are of the opinion that for federal income tax purposes, it is probable that CNCAC will be considered as a transitory subsidiary.

         Although there are several differences between a Type C reorganization and a forward triangular merger, the most significant difference in the present case is that in a Type C reorganization, no more than twenty percent (20%) of the consideration may be boot (i.e., consideration other than DGC's voting stock). If recharacterized, the Holding Company Merger would be viewed as an acquisition by DGC of all of the assets of LBO Bancorp in exchange for DGC Common Stock paid to LBO Bancorp. LBO Bancorp, in turn, will be deemed to liquidate and distribute the DGC Common Stock to the LBO Bancorp shareholders in exchange for their LBO Bancorp Common Stock. The next step in this recharacterization would involve the constructive contribution of the Louisiana Bank stock and any other assets to CNC and CNCAC, respectively. Such contributions are permitted in connection with a Type C reorganization pursuant to section 368(a)(2)(C). Following this recharacterization (i.e., the Type C reorganization, followed by a constructive contribution of assets), CNC would be deemed to own the Louisiana Bank stock, along with the CNB stock that it actually owns, immediately after the transactions. Then, the Bank Merger would occur.

B.       The Bank Merger.

         The Bank Merger will be a statutory merger of downstream brother-sister corporations. As such, the Bank Merger will qualify, for federal income tax purposes, as a tax-free reorganization under section 368(a)(1)(A) (a "Type A reorganization").

         The Bank Merger is also described in and will qualify as a tax-free reorganization under section 368(a)(1)(D) (a "Type D reorganization"). The Code describes a Type D reorganization involving the transfer of assets to a controlled corporation, as follows:

Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
Page 9




         1. A transfer by one corporation of substantially all of its assets to a controlled corporation (i.e., a corporation owned by the transferor or its shareholders (3/), followed by a section 354 or section 356 of the distribution of the stock, and

         2. In effect, a complete liquidation of the transferor corporation. (Although section 354(b) does not explicitly require a complete liquidation of the transferor, the requisite distribution of all of the transferor's properties will have the effect of a complete liquidation).

         The Service has ruled that in cases involving an overlap of a Type A and a Type D reorganization, the Type D reorganization controls. See Rev. Rul. 75-161, 1975-1 C.B. 114. The difference is that Rev. Rul. 75-161 provides that section 357(c) applies to the transaction. Section 357(c) requires that if the sum of the amount of the liabilities assumed by the corporate transferee and the amount of the liabilities to which the property transferred is subject exceeds the total of the adjusted basis of the property transferred, then the excess shall be recognized as gain by the transferor. As stated in the Certificate, in connection with the Bank Merger, Louisiana Bank has represented that the liabilities of Louisiana Bank which will be assumed by CNB, plus the amount of the liabilities to which the property transferred is subject, will not exceed Louisiana Bank's total adjusted basis in the property transferred. Based on this representation and our limited review of pertinent financial statements, we have concluded that the gain recognition provision of section 357(c) should not apply to the Bank Merger.

                                  IV. OPINION

         In reliance upon the foregoing facts and the representations of the parties to the Merger transactions, and based upon our review of such documents and consideration of such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion, we are of the opinion that the federal income tax consequences of the proposed Mergers will be as follows:

A.       With respect to the Holding Company Merger:

         1. The merger of LBO Bancorp with and into CNCAC, followed by the Bank Merger will be treated as the acquisition by DGC of substantially all of the assets of LBO Bancorp, followed by:
                 (a) the liquidation of LBO Bancorp, and (b) the contribution





__________________________________

(3/) The determination of whether a "controlled corporation" exists is made using the 50% ownership test of section 304(c) as the "control" threshold, as mandated by section 368(a)(2)(H).

Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
Page 10




                 of the Louisiana Bank Common Stock obtained from LBO Bancorp to CNC, and the contribution of any other assets obtained from LBO Bancorp to CNCAC. CNCAC will be treated as transitory and its existence will be disregarded for federal income tax purposes.

         2. The acquisition by DGC of substantially all of the assets of LBO Bancorp solely in exchange for DGC Common Stock, and the assumption by DGC of the liabilities of LBO Bancorp, followed by the distribution by LBO Bancorp of the DGC Common Stock to the shareholders of LBO Bancorp in exchange for all of their LBO Bancorp Common Stock in complete liquidation of LBO Bancorp, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Code. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by LBO Bancorp immediately prior to the Holding Company Merger. DGC and LBO Bancorp will each be a "party to a reorganization" within the meaning of section 368(b)(2) of the Code.

         3. No gain or loss will be recognized to LBO Bancorp upon the transfer of substantially all of its assets to DGC in exchange solely for DGC Common Stock and the assumption by DGC of the liabilities of LBO Bancorp. Such non-recognition is not affected by the fact that LBO Bancorp will be deemed to receive cash in lieu of fractional share interests of LBO Bancorp shareholders, since all of the cash will be deemed distributed to LBO Bancorp shareholders pursuant to the Merger Agreement.

         4. No gain or loss will be recognized by DGC upon the receipt of substantially all of the assets of LBO Bancorp solely in exchange for DGC Common Stock issued to LBO Bancorp.

         5. The constructive contribution by DGC of the LBO Bancorp Common Stock to CNC and the other Bancorp assets, if any, to CNCAC will not disqualify the reorganization (see section 368(a)(2)(C), section 1.368-2(j) of the Income Tax Regulations, and Rev. Rul. 72-576, 1976-2 C.B. 217).

         6. The basis of the assets of LBO Bancorp in the hands of DGC will be, in each instance, the same as the basis of those assets in the hands of LBO Bancorp immediately prior to the Holding Company Merger.

         7. The holding period of LBO Bancorp's assets in the hands of DGC will include the period during which the assets were held by LBO Bancorp.

Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
Page 11





         8. No gain or loss will be recognized by the shareholders of LBO Bancorp upon their receipt of DGC Common Stock (including fractional share interests to which they may be entitled) solely in exchange for their LBO Bancorp Common Stock.

         9. The basis of the DGC Common Stock to be received by the LBO Bancorp shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the LBO Bancorp Common Stock surrendered in exchange therefor.

         10. The holding period of the DGC Common Stock to be received by the LBO Bancorp shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the LBO Bancorp Common Stock surrendered in exchange therefor was held, provided that the LBO Bancorp Common Stock is held as a capital asset in the hands of the LBO Bancorp shareholder on the date of the exchange.

         11. The payment of cash to LBO Bancorp shareholders in lieu of fractional shares of DGC Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the reorganization exchange and then redeemed by DGC. The cash payments will be treated as having been received as distributions in redemption of such stock, subject to the provisions and limitations of section 302 of the Code.

         12. Where a dissenting LBO Bancorp shareholder receives solely cash in exchange for his or her LBO Bancorp Common Stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of section 302.

B.       With respect to the Bank Merger:

         1. Provided that the merger of Louisiana Bank into CNB qualifies as a statutory merger under applicable state or federal law, the proposed Bank Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code. Louisiana Bank and CNB will each be a party to a reorganization" within the meaning of section 368(b)(2).

         2. No gain or loss will be recognized to Louisiana Bank on the transfer of all of its assets to CNB in constructive exchange for CNB Common Stock issued to CNC and the assumption by CNB of the liabilities of Louisiana Bank.

Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
Page 12





         3. No gain or loss will be recognized to CNB upon the receipt by CNB of all of the assets of Louisiana Bank in constructive exchange for CNB Common Stock issued to CNC and the assumption by CNB of the liabilities of Louisiana Bank.

         4. No gain or loss will be recognized by DGC or CNC as a result of the Bank Merger and the surrender of the Louisiana Bank Common Stock in constructive exchange for the CNB Common Stock.

         5. The basis of the assets of Louisiana Bank in the hands of CNB will, in each case, be the same as the basis of those assets in the hands of Louisiana Bank immediately prior to the Bank Merger.

         6. The holding period of the assets of Louisiana Bank in the hands of CNB will, in each case, include the period for which such assets were held by Louisiana Bank.

         We have qualified our opinions by reference to the Code, the Treasury Regulations promulgated thereunder, and existing judicial and administrative interpretations thereof. In so opining, we have relief upon the foregoing facts and representations and have reviewed such documents and have considered such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion. We have also relied, to some extent, on the oral representations and statements of representatives of the parties with respect to the foregoing factual determinations. While we have not been requested nor have we undertaken to make independent investigations to verify such representations and statements, based upon our discussions with representatives of the parties and our limited review of certain background material, we believe that it is reasonable for us to rely on such representations and statements.

         Our opinion is limited to the specific opinions expressed above, and no other opinions are intended nor should they be inferred. An opinion of counsel has no binding effect upon the Service and no assurances can be given that the conclusions reached in any opinion will not be contested by the Service, or if contested, will be sustained by a court.

         The opinions we have expressed above are based on the facts and representations outlined herein being correct in all material respects as of the dates indicated or at the time of the proposed transactions as the case may be. In the event that one or more of the facts or representations are incorrect for any such time, our opinion would likely be substantially different than that expressed above.

Board of Directors
DGC, CNCAC, CNC, LBO Bancorp, Louisiana Bank, CNB
November 10, 1994
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         The opinion expressed herein is for the sole benefit of DGC, CNC,
CNCAC, CNB, LBO Bancorp and Louisiana Bank, together with their respective shareholders, and is not to be delivered to or relied upon by any other party without our prior written consent.

                                                            Very truly yours,



                                                        WATKINS LUDLAM & STENNIS